                                                                   EXHIBIT 3.3

                           CERTIFICATE OF AMENDMENT OF
                            ARTICLES OF INCORPORATION
                                       OF
                                    ATG INC.,
                            a California Corporation



     Doreen M. Chiu and Frank Y. Chiu certify that:


         1. They are the duly elected President and Secretary, respectively, of ATG Inc., a California corporation (the "Corporation").

         2. The second paragraph of Section (b)(3)(a) of Article III of the Amended and Restated Articles of Incorporation of the Corporation (the "Articles") is amended to read as follows, in its entirety:

         "Subject to the following sentence, each share of Series A Preferred Stock shall be automatically converted into shares of Common Stock at the then effective Conversion Price (i) upon the effectiveness of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at a price per share of at least $10.00 (as adjusted for stock splits, reverse stock splits and the like effected after the date on which the first share of Series A Preferred Stock is issued (the "Original Issue Date")) and an aggregate offering price to the public of not less than $15,000,000 or (ii) at the election of the holders of a majority of the outstanding shares of Series A Preferred Stock. Notwithstanding the preceding sentence, upon the effectiveness of a firm commitment underwritten public offering covering the offer and sale of Common Stock for the account of the Corporation having an aggregate offering price to the public of not less than $12 million and closing on or prior to June 30, 1998, each share of Series A Preferred Stock shall be automatically converted into 1-2/3 shares of Common Stock. In the event of the occurrence of a public offering upon the terms and conditions set forth in either of the two preceding sentences, the person(s) entitled to receive the Common Stock issuable upon such conversion of Series A Preferred

         Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such public offering."

         3. The foregoing amendment of the Articles has been duly approved by the Board of Directors of the Corporation pursuant to Section 902 of the California Corporations Code (the "Corporations Code").

         4. The foregoing amendment of the Articles has been duly approved by the required vote of the shareholders of the Corporation pursuant to Sections 902 and 903 of the Corporations Code. The Corporation has two classes of shares, Common Stock and Series A Preferred Stock (the "Preferred Stock"). Prior to the approval of the foregoing amendment, the number of issued and outstanding shares of Common Stock and Preferred Stock entitled to vote with respect to the foregoing amendment were 7,532,301 and 900,000, respectively. The number of shares of Common Stock voting in favor of the amendment exceeded the vote required in that the affirmative vote of a majority of the outstanding shares of Common Stock was required for approval of the amendment and the amendment was approved by the affirmative vote of 90% of the outstanding shares of Common Stock. The number of shares of Preferred Stock voting in favor of the amendment exceeded the vote required in that the affirmative vote of a majority of the outstanding shares of Preferred Stock was required for approval of the amendment and the amendment was approved by the affirmative vote of 90% of the outstanding shares of Preferred Stock.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

DATED:  March 15, 1998                       /s/ Doreen M. Chiu
                                            -------------------------------
                                            Doreen M. Chiu, President



                                             /s/ Frank Y. Chiu
                                            -------------------------------
                                            Frank Y. Chiu, Secretary

                                      -3-